UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 12, 2007
CANYON RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11887	84-0800747
(State or other jurisdiction of	(Commission	(IRS Employer
Incorporation or organization)	File Number)	Identification No.)
14142 Denver West Parkway, Suite 250
Golden, Colorado 80401
(Address of principal executive offices) (Zip Code)
(303) 278-8464
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 12, 2007, (the “grant date”) the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Canyon Resources Corporation, a Delaware corporation (the “Company”) recommended to the Company’s Board of Directors (the “Board”) for approval awards of unvested common stock to executive officers, key employees and directors of the Company in lieu of cash bonuses for 2007. On December 12, 2007, the Board approved such unvested common stock awards in the aggregate amount of 590,000 shares, including 200,000 shares to James K.B. Hesketh, the Company’s President and Chief Executive Officer; 75,000 shares to David P. Suleski, the Company’s Vice President and Chief Financial Officer; and 25,000 shares to Stephen Zahony, the Company’s Vice President of Exploration. Fifty percent of each common stock award will vest after thirty days from the grant date and 25% will vest on each of the one year and two year anniversaries of the grant date.
     Additionally, on December 12, 2007, the Compensation Committee recommended to the Board for the approval of stock option awards as part of the Company’s long-term incentive compensation program to executive officers and key employees. On December 12, 2007, the Board approved such stock option awards in the aggregate amount of 620,000 stock options, including 175,000 stock options to James K.B. Hesketh, 120,000 stock options to David P. Suleski, and 75,000 stock options to Stephen Zahony. Fifty percent of each stock option award will vest immediately and 25% will vest on each of the one year and two year anniversaries of the grant date.

SIGNATURES
     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON RESOURCES CORPORATION
Date: December 14, 2007	By:	/s/ David P. Suleski
David P. Suleski
Vice President and Chief Financial Officer

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